PRICING SUPPLEMENT NUMBER 2                                    Filed Under Rule
(To Prospectus dated November 28, 1995)                     424(b)(2) and 424(c)
CUSIP 71345L DQ 8                                             File No. 33-64243

                                   $25,000,000



                                 PEPSICO, INC.


                         Step-Up Notes Due March 4, 2008
                          Interest Payable Semiannually
                             -----------------------


       Underwriter:                         Dean Witter Reynolds Incorporated

       Initial Offering Price:              100.00%

       Underwriter's Discount:              0.00%

       Currency:                            U. S. Dollars

       Date of Issue:                       March 4, 1996

       Issuance form:                       Book entry

       Scheduled Maturity Date:             March 4, 2008

       Interest Rate:
                                           March 4, 1996- March 3, 1998  6.000%
                                           March 4, 1998- March 3, 2000  6.125%
                                           March 4, 2000- March 3, 2002  6.250%
                                           March 4, 2002- March 3, 2004  6.500%
                                           March 4, 2004- March 3, 2006  7.000%
                                           March 4, 2006- March 3, 2008  7.500%

       Day count basis:                    30/360

       Interest Accrual Date:              March 4, 1996, or the most recent
                                           date for which interest has been paid
                                           or  provided for, as the case may be.
                                           Interest will accrue from each
                                           Interest Accrual Date to but
                                           excluding the next succeeding
                                           Interest Payment Date.

       Interest Payment Dates:              Semiannually on the 4th of March and
                                            September,  commencing  September 4,
                                            1996, and  ending on the  Scheduled
                                            Maturity Date or an earlier Optional
                                            Redemption Date.

       Principal Payment Dates:             Scheduled Maturity Date, or an
                                            earlier Optional Redemption Date.

       Business Days:                       New York

       Calculation Agent:                   PepsiCo, Inc.

       Optional Redemption Dates:           The Step-Up Notes Due March 4, 2008
                                            (the "Notes") may be redeemed,  in
                                            whole but not in part, at the option
                                            of PepsiCo, at 100% of the principal
                                            amount thereof,plus accrued interest
                                            to the date of such  redemption,  on
                                            March 4, 1998,  and semiannually
                                            thereafter  on each March 4th and
                                            September  4th, upon 15 calendar
                                            days' written  notice by PepsiCo to
                                            the Trustee  under the Indenture
                                            dated as of December 14, 1994 for
                                            the benefit of the holders of such
                                            Notes.

       Option to elect prepayment:          None

       Sinking fund:                        Not applicable

       Settlement Date:                     March 4, 1996

     The Notes will be purchased by the Underwriter at 100.00% of their principal amount (the "Initial Offering Price"). The Underwriter has advised PepsiCo that it intends to offer all or part of the Notes directly to the public initially at the Initial Offering Price of such Debt Securities. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

     For U.S. federal income tax purposes, the Notes, will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.

                          ----------------------------

                        Dean Witter Reynolds Incorporated

                          ----------------------------

February 9, 1996